UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: July 23, 2015 (Date of earliest event reported)
Gas Natural Inc. (Exact name of registrant as specified in its charter)

Ohio (State or other jurisdiction of incorporation)	001-34585 (Commission File Number)	27-3003768 (I.R.S. Employer Identification No.)

1375 East Ninth Street, Suite 3100, Cleveland, Ohio (Address of principal executive offices)	44114 (Zip Code)
(440) 701-5100 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01       Entry into a Material Definitive Agreement.

On July 23, 2015, Gas Natural Inc. (the “Company”) entered into an Indemnification Agreement with each of the then current directors of the Company as of July 23, 2015 (collectively, the “Indemnitees”). The Indemnification Agreements generally provide that the Company shall indemnify the Indemnitees to the fullest extent permitted by Ohio law, subject to certain exceptions, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with their service as a director of the Company while acting in any official capacity. The Indemnification Agreements also provide for the advance payment of expenses, subject to the execution by Indemnitees of an agreement to repay as provided for under Ohio law.

The foregoing description of the Indemnification Agreements set forth in this Item 1.01 is not complete and is qualified in its entirety by reference to the full text of the form of Indemnification Agreement between the Company and each of the Indemnitees which is filed as Exhibit 10.01 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.07       Submission of Matters to a Vote of Security Holders.

The Company held its annual meeting of shareholders on July 29, 2015, at the Great Falls Civic Center in Great Falls, MT. The matters voted on and the results of the vote are as follows:

Proposal 1

The Company’s shareholders elected the following persons to our board of directors to hold office until the 2016 annual meeting of shareholders or until their respective successors are elected and qualified:

	Number of Votes
	For	Withheld	Broker Non-Votes
Michael B. Bender	4,398,802	394,937	4,253,677
James P. Carney	4,400,291	393,448	4,253,677
Richard K. Greaves	3,541,984	1,251,754	4,253,677
Robert B. Johnston	4,365,187	428,552	4,253,677
Gregory J. Osborne	3,509,387	1,284,351	4,253,677
Michael R. Winter	4,427,768	365,971	4,253,677

Proposal 2

The Company’s shareholders ratified the appointment of MaloneBailey, LLP as our independent auditor for the year ending December 31, 2015:

Number of Votes
For	Against	Abstain
8,601,880	323,507	122,066

Proposal 3

The Company’s shareholders by advisory vote approved the compensation of our named executive officers for 2014:

Number of Votes
For	Against	Abstain
3,244,311	1,412,771	136,694

Item 9.01       Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description.

10.01	Form of Indemnification Agreement, among Gas Natural Inc. and each of the Indemnitees of Gas Natural Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gas Natural Inc.

By:/s/ James E. Sprague
Its: Chief Financial Officer

Dated: July 29, 2015